UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	August 26, 2010

AMBASSADORS INTERNATIONAL, INC.
______________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction	(Commission	(IRS Employer ID
of incorporation)	File Number)	Number)

2101 4th Avenue, Suite 210
Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 1, 2010, Ambassadors International, Inc. (the “Company”) submitted a formal application to transfer the listing of its Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market, as discussed more fully in Item 8.01 below.

Item 8.01          Other Events.

On August 26, 2010, the Company was notified by the Nasdaq Stock Market that the Nasdaq Hearings Panel has granted the Company’s request for continued listing of its Common Stock on the Nasdaq Stock Market.  The Panel’s decision is subject to the Company’s Common Stock evidencing a closing bid price of $1.00 per share or more, as required by Nasdaq rules, for a minimum of ten consecutive trading days on or before September 10, 2010.  The Panel also approved the Company’s request to have trading in its Common Stock transferred from the Nasdaq Global Market to the Nasdaq Capital Market.  The Company has submitted a formal application for the transfer of its listing to the Nasdaq Capital Market and, subject to approval by the Nasdaq Listing Qualifications Department, the transfer is expected to become effective on or about September 17, 2010.

As previously announced, in May and August 2010, the Company received formal delisting determination letters from the Nasdaq Listing Qualifications staff regarding the Company’s non-compliance with two continued listing requirements of the Nasdaq Global Market: the $1.00 minimum bid price requirement and the $10.0 million minimum stockholders’ equity requirement.  In July 2010, the Panel granted the Company’s request for an extension of time through September 10, 2010 for the Company to regain compliance with the $1.00 minimum bid price requirement.  In order to regain compliance with this minimum bid price requirement, the Company effected a 1-for-8 reverse split of its Common Stock, which took effect at 11:59 p.m. on August 23, 2010.

Because of the Company’s non-compliance with the $10.0 million minimum stockholders’ equity requirement of the Nasdaq Global Market, based upon its June 30, 2010 financial statements, the Company recently requested the Panel’s permission to submit an application to transfer the listing of its Common Stock to the Nasdaq Capital Market, where the Company would be in compliance with that market’s $2.5 million minimum stockholders’ equity requirement for continued listing.   The Panel approved this transfer request, subject to the following conditions: (1) on or before September 10, 2010, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days, and (2) on or before September 17, 2010, the Company must have its application for transfer to the Nasdaq Capital Market approved by the Nasdaq Listing Qualifications Department.  In order to fully comply with the terms of the Panel’s decision, the Company must also be able to demonstrate compliance with all other requirements for continued listing on the Nasdaq Capital Market.

The Nasdaq Capital Market is one of the three markets for Nasdaq-listed stocks and operates in the same manner as the Nasdaq Global Market.  Companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.  Upon the transfer of the Company’s Common Stock to the Nasdaq Capital Market, the Company’s trading symbol will continue to be “AMIED” through September 20, 2010 and “AMIE” thereafter.  Trading in the Company’s Common Stock will be unaffected by the transfer to the Nasdaq Capital Market.

Assuming approval of the Company’s transfer application, the Company expects to be in compliance with all applicable financial requirements for continued listing on the Nasdaq Capital Market as of September 17, 2010, the anticipated date of transfer, including the $2.5 million stockholders’ equity requirement.  However, if the Company were to fail in the future to comply with the $2.5 million minimum stockholders’ equity requirement of the Nasdaq Capital Market or any other requirements for continued listing on the Nasdaq Capital Market, the Company’s Common Stock could become subject to potential delisting.

On September 1, 2010, the Company issued a press release announcing the foregoing recent developments.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits

99.1           Press release dated September 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 1, 2010

AMBASSADORS INTERNATIONAL, INC.

By: /s/ Mark Detillion_________________
Name:	Mark Detillion
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated September 1, 2010